Exhibit 99.1

For Immediate Release

July 31, 2014

Harvard, Illinois

Contact:	Donn Claussen	David Dobson
	President and CEO	Chief Financial Officer
	(815) 943-5261	(815) 943-5261

HARVARD ILLINOIS BANCORP, INC. ANNOUNCES

QUARTERLY EARNINGS AND DEREGISTRATION OF COMMON STOCK

Harvard Illinois Bancorp, Inc. (OTCQB – HARI) reported unaudited net income for the three months ended June 30, 2014, of $173,000, or $0.21 per share of common stock, basic and diluted, compared to net income of $194,000 or $0.25 per share of common stock, basic and diluted, for the three months ended June 30, 2013. The Company reported unaudited net income for the six months ended June 30, 2014, of $407,000, or $0.51 and $0.50 per share of common stock, basic and diluted, compared to net income of $353,000 or $0.45 per share of common stock, basic and diluted, for the six months ended June 30, 2013.

Net income decreased $21,000, or 10.8% during the second quarter of 2014. The decrease in net income was due to a decrease in noninterest income of $117,000, and increases in noninterest expense and the provision for income taxes of $4,000 and $26,000, respectively, partially offset by an increase in interest and dividend income of $55,000, and decreases in interest expense and the provision for loan losses of $57,000 and $14,000, respectively.

Total interest and dividend income increased $55,000 or 3.5% to $1.6 million for the three months ended June 30, 2014 compared to the same period in 2013. Although average interest-earning assets decreased $1.8 million to $156.8 million for the three months ended June 30, 2014 from $158.6 million for the three months ended June 30, 2013, the average yield increased 19 basis points to 4.19% from 4.00%. This increase reflected the higher average yield achieved in our commercial and agricultural loan portfolios in 2014. Total interest expense decreased $57,000 or 14.8% to $327,000 for the three months ended June 30, 2014 from $384,000 for the same period in 2013. Average interest-bearing liabilities decreased $3.5 million to $136.5 million for the three months ended June 30, 2014 from $140.0 million for the three months ended June 30, 2013, and the average cost decreased 14 basis points to 0.96% from 1.10%. The decrease in interest expense was the result of the re-pricing of maturing interest-bearing liabilities at lower rates in the current interest rate environment. Our net interest margin increased 32 basis points to 3.35% for the three months ended June 30, 2014 from 3.03% for the three months ended June 30, 2013. The increase in our net interest margin reflected the re-pricing of loans at higher rates in 2014 compared to 2013, the re-pricing of deposits at lower rates in the current interest rate environment, as well as the increase in the ratio of our average interest-earning assets to average interest-bearing liabilities to 114.89% for the three months ended June 30, 2014 from 113.31% for the same period in 2013.

A provision for loan losses of $35,000 was recorded for the three months ended June 30, 2014, a decrease of $14,000 or 28.6% from $49,000 for the three months ended June 30, 2013. The provision for loan losses reflected net charge offs of $66,000 for the three months ended June 30, 2014, compared to $36,000 for the three months ended June 30, 2013. The allowance for loan losses was $2.4 million, or 1.98% of total loans, at June 30, 2014, compared to $2.6 million, or 2.16% of total loans, at June 30, 2013. The allowance as a percent of nonperforming loans increased to 103.85% at June 30, 2014 from 49.28% at June 30, 2013. Nonperforming loans decreased $2.9 million, or 55.8%, to $2.3 million at June 30, 2014, compared to $5.2 million at June 30, 2013. All nonperforming loans were considered impaired at June 30, 2014 and 2013, and allowances for impaired loans decreased $373,000, or 81.3% to $86,000 at June 30, 2014 from $459,000 at June 30, 2013. Net charge-offs as a percent of average total loans outstanding increased to 0.22% for the quarter ended June 30, 2014 from 0.12% for the same quarter in 2013. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses at June 30, 2014 to be adequate.

Noninterest income decreased $117,000, or 40.3%, to $173,000 for the three months ended June 30, 2014 from $290,000 for the three months ended June 30, 2013. The decrease was primarily due to a decrease in net realized gains on loan sales of $121,000 for the three months ended June 30, 2014 to $9,000, compared to $130,000 for the same period in 2013. Net realized gains on loans sales included the net increase (decrease) in fair value of loan servicing rights of $(7,000) and $80,000 for the three months ended June 30, 2014 and 2013, respectively.

Noninterest expense increased $4,000, or 0.3%, to $1.2 million for the three months ended June 30, 2014 compared to the same period in 2013. Increases in data processing, professional fees, office supplies, and other noninterest expense in the three months ended June 30, 2014 compared to the three months ended June 30, 2013 of $6,000, $42,000, $5,000 and $14,000, respectively, were partially offset by decreases in compensation and benefits, occupancy, marketing, federal deposit insurance, indirect automobile loan servicing fees and foreclosed assets, net of $23,000, $1,000, $9,000, $6,000, $4,000 and $20,000, respectively. The increase in professional fees is primarily due to higher fees incurred to support the Board of Directors’ nominees for director in a contested election. The decrease in foreclosed assets, net, was due primarily to gains, net of write-downs on foreclosed assets held for sale of $5,000 for the three months ended June 30, 2014, compared to losses and write-downs, net of $29,000 for the same period in 2013.

The provision for income taxes was $90,000 for the three months ended June 30, 2014 compared to a provision of $64,000 for the same period in 2013, an increase in provision of $26,000. The lower provision for income taxes in 2013 reflects the impact of a $19,000 non-recurring decrease in valuation allowances recorded for deferred tax assets related to capital losses on equity securities compared to none in 2014, and by a higher level of pre-tax income in 2014 as compared to 2013.

Total assets at June 30, 2014 were $170.9 million compared to $170.1 million at December 31, 2013. Loans, net were $118.7 million at June 30, 2014 compared to $116.9 million at December 31, 2013. The increase in loans during the six months ended June 30, 2014 was due primarily to increases in the agriculture, commercial and industrial, and commercial real estate loan portfolios. Total deposits at June 30, 2014 were $133.1 million, compared to $133.8 million at December 31, 2013. Total stockholders’ equity increased to $20.8 million at June 30, 2014 from $20.4 million at December 31, 2013. At June 30, 2014, Harvard Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 10.87%, 13.43%, and 14.70%, respectively.

Selected Consolidated Financial and Other Data

The financial condition data at June 30, 2014 and the operating data for the three and six months ended June 30, 2014 and 2013 is derived in part derived in part from the consolidated financial statements of Harvard Illinois Bancorp, Inc. and is unaudited. The financial condition data at December 31, 2013 is derived in part from the audited consolidated financial statements of Harvard Illinois Bancorp, Inc. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods.

	At June 30,	At December 31,
	2014 (Unaudited)	2013
	(Dollars in thousands)
Financial Condition Data:

Total assets	$170,868	$170,120
Cash and cash equivalents	25,228	28,089
Other interest-bearing deposits	5,302	6,240
Securities	9,147	6,378
Loans, net	118,699	116,858
Federal Home Loan Bank stock	870	870
Deposits	133,088	133,750
Federal Home Loan Bank advances	13,265	12,206
Total stockholders’ equity	20,812	20,446

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014 (Unaudited)	2013 (Unaudited)	2014 (Unaudited)	2013 (Unaudited)
	(Dollars in thousands)
Operating Data
Interest and dividend income	$1,642	$1,587	$3,318	$3,240
Interest expense	327	384	669	777
Net interest income	1,315	1,203	2,649	2,463
Provision for loan losses	35	49	60	193
Net interest income after provision for loan losses	1,280	1,154	2,589	2,270
Noninterest income:
Net realized gains on loan sales	9	130	13	222
Other noninterest income	164	160	326	314
Total noninterest income	173	290	339	536
Noninterest expense	1,190	1,186	2,317	2,375
Income before income taxes	263	258	611	431
Provision for income taxes	90	64	204	78
Net income	$173	$194	$407	$353

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2014 (Unaudited)	2013 (Unaudited)	2014 (Unaudited)	2013 (Unaudited)

Performance Ratios:
Return on average assets (annualized)	0.41%	0.46%	0.48%	0.41%
Interest rate spread (annualized)(1)	3.23%	2.90%	3.24%	2.97%
Net interest margin (annualized)(2)	3.35%	3.03%	3.37%	3.09%
Noninterest expense to average total assets (annualized)	2.66%	2.78%	2.75%	2.79%
Average interest-earning assets to average interest-bearing liabilities	114.89%	113.31%	114.38%	113.15%

Capital Ratios:
Total risk-based capital to risk-weighted assets(4)	14.70%	14.21%	14.70%	14.21%
Tier 1 risk-based capital to risk-weighted assets(4)	13.43%	12.95%	13.43%	12.95%
Tier 1 leverage (core) capital to adjusted tangible assets(4)	10.87%	9.94%	10.87%	9.94%
Equity to total assets	12.18%	11.85%	12.18%	11.85%
Average equity to average total assets	12.41%	11.76%	12.30%	11.60%

Asset Quality Ratios:
Total non-performing assets to total assets(5)	1.61%	3.64%	1.61%	3.64%
Total non-performing assets and troubled debt restructurings to total assets(5)	2.34%	4.30%	2.34%	4.30%
Total non-performing loans to total loans(6)	1.91%	4.39%	1.91%	4.39%
Total non-performing loans and troubled debt restructurings to total loans(6)	2.93%	5.33%	2.93%	5.33%
Allowance for loan losses to total non-performing loans and troubled debt restructurings (6)	67.62%	40.59%	67.62%	40.59%
Allowance for loan losses to non-performing loans(6)	103.85%	49.28%	103.85%	49.28%
Allowance for loan losses to total loans	1.98%	2.16%	1.98%	2.16%
Net charge-offs (recoveries) to average total loans (annualized)	0.22%	0.12%	0.23%	0.30%

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(1)	The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)

The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on securities and losses on other than temporary impairment of equity securities.

(4)	For Harvard Savings Bank only.
(5)	Nonperforming assets consist of nonperforming loans, other real estate owned and repossessed automobiles.
(6)	Nonperforming loans consist of nonaccrual loans and accruing loans past due 90 days or more.

Deregistration of Common Stock

The Company also announced today that its board of directors has approved the termination of the registration of its common stock under the Securities Exchange Act of 1934. The Company expects to file a Form 15 with the Securities and Exchange Commission (the “SEC”) on or about August 4, 2014 in order to effect such deregistration. The obligation of the Company to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will be suspended upon filing of the Form 15. Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of the Company to file proxy materials and other reports with the SEC will also be suspended.

Donn L. Claussen, President and Chief Executive Officer of the Company, said: “The Company is taking this action in order to reduce operating expenses. We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting.” Mr. Claussen also indicated that the Company will continue to provide stockholders with an annual report containing audited financial statements, and that quarterly interim financial statements will be available on the Company’s website at www.harvardsavingsbank.com.

About Harvard Illinois Bancorp, Inc.

The Company is the holding company of Harvard Savings Bank. Founded in 1934, Harvard Savings Bank is an Illinois-chartered savings bank that conducts business from its offices in Harvard, Illinois and Morris, Illinois.  As a community-oriented savings and loan company, Harvard Savings Bank offers a variety of deposit and loan products to individuals and small businesses, primarily those located in McHenry and Grundy Counties, and, to a lesser extent, Boone County, Illinois and Walworth County, Wisconsin.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, legislative and regulatory changes that may impact the Company, the impact of deregistering the Company’s common stock, and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.